Exhibit 4(b)

FORM OF
AMENDMENT TO
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ENTERGY ARKANSAS, INC.

The Board of Directors of Entergy Arkansas, Inc., an Arkansas corporation (the "Corporation"), in order to establish a new series of Preferred Stock, adopted the following amendment to Article FIFTH of the Amended and Restated Articles of Incorporation of the Corporation. Such amendment was duly adopted by the Board of Directors of the Corporation in the manner required by the Arkansas Business Corporation Act of 1987 and by the Amended and Restated Articles of Incorporation of the Corporation, and shareholder approval was not required.

(28) _________ shares of the Corporation's $25 Preferred Stock authorized in paragraph (a) of this Article FIFTH shall consist of a series of the $25 Preferred Stock of the Corporation which shall:

(A) be designated ["____%][Adjustable Rate Series ____] Preferred Stock, Cumulative, $25 Par Value";

(B) have a dividend rate of $____per share per annum payable quarterly on ____, _____ , _____ and _____ of each year, the first dividend date to be ______, 2005 and such dividends to be cumulative from the date of issuance [or method of determining the adjustable dividend rate on the Preferred Stock];

[(C) be subject to redemption at the price of $25 per share plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption (except that no share of the ____ Preferred Stock, Cumulative, $25 Par Value, shall be redeemed on or before _______).]*

[(D) be subject to redemption as and for a sinking fund as follows: on ________ 1, 20__ and on each _________ 1 thereafter (each such date being hereinafter referred to as a "___ Sinking Fund Redemption Date"), for so long as any shares of the ____ Preferred Stock, Cumulative, $25 Par Value, shall remain outstanding, the Corporation shall redeem, out of funds legally available therefor, __________ shares of the _________ Preferred Stock, Cumulative, $25 Par Value (or the number of shares then outstanding if less than _______), at the sinking fund redemption price of $25 per share plus, as to each share so redeemed, an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of redemption (the obligation of the Corporation so to redeem the shares of the _____ Preferred Stock, Cumulative, $25 Par Value, being hereinafter referred to as the "____ Sinking Fund Obligation"); the _____ Sinking Fund Obligation shall be cumulative; if on any ___ Sinking Fund Redemption Date, the Corporation shall not have funds legally available therefor sufficient to redeem the full number of shares required to be redeemed on that date, the ____ Sinking Fund Obligation with respect to the shares not redeemed shall carry forward to each successive _______ Sinking Fund Redemption Date until such shares shall have been redeemed; whenever on any ______ Sinking Fund Redemption Date, the funds of the Corporation legally available for the satisfaction of the _____ Sinking Fund Obligation and all other sinking fund and similar obligations then existing with respect to any other class or series of its stock ranking on a parity as to dividends or assets with the _____ Preferred Stock, Cumulative, $25 Par Value (such obligation and obligations collectively being hereinafter referred to as the "Total Sinking Fund Obligation"), are insufficient to permit the Corporation to satisfy fully its Total Sinking Fund Obligation on that date, the Corporation shall apply to the satisfaction of its _____ Sinking Fund Obligation on that date that proportion of such legally available funds which is equal to the ratio of such ________ Sinking Fund Obligation to such Total Sinking Fund Obligation; the Corporation shall be entitled, at its election, to credit against its ____ Sinking Fund Obligation on any ____ Sinking Fund Redemption Date any shares of the ______ Preferred Stock, Cumulative, $25 Par Value, theretofore redeemed (other than shares of the ___ Preferred Stock, Cumulative, $25 Par Value, redeemed pursuant to the _____ Sinking Fund Obligation) purchased or otherwise acquired and not previously credited against the ____ Sinking Fund Obligation.]*

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* This provision is an example of provisions that may apply to new series of Preferred Stock, and is subject to change.